Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts'' in the Registration Statement on Form S-1 to be filed on November 30, 2007 and related Prospectus of SIRVA, Inc. for the registration of 75,000 shares of its 8.0% Convertible Perpetual Preferred Stock, 26,794,829 shares of its common stock and up to $20,250,000 in shares of its common stock and to the incorporation by reference therein of our reports dated May 30, 2007, except for the second and third paragraphs of Note 19 to the consolidated financial statements, as to which the date is June 27, 2007, with respect to the consolidated financial statements and schedule of SIRVA, Inc., SIRVA, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SIRVA, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
November 27, 2007